Northern Technologies International Corporation
Code of Ethics

Maintaining the highest standards of conduct and ethical behavior requires the personal commitment of every employee, officer and director of Northern Technologies International Corporation (“NTIC”).  This Code of Ethics is intended to document NTIC’s policy of promoting honest and ethical conduct and deterring wrongdoing by each of its employees, officers and directors and therefore this Code of Ethics applies to all of NTIC’s employees, officers and directors.

POLICY STATEMENT

It is the policy of Northern Technologies International Corporation to follow the highest business ethics and standards of conduct.  It is the obligation of every NTIC employee, officer and director to be honest, trustworthy, conscientious, and dedicated to the highest standards of ethical business practices.

CODE OF BUSINESS ETHICS

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Employees, officers and directors shall conduct their activities and duties as an employee, officer or director with the highest principles of honesty, integrity, truthfulness and honor. Employees, officers and directors shall not only avoid actual impropriety, but also use their best efforts to avoid the appearance of any impropriety.

•	Employees, officers and directors shall not make, recommend, or cause to be taken any action that such person knows or believes to be in violation of any law, regulation or corporate policy.
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Employees, officers and directors shall report to NTIC, or the audit committee of NTIC’s board of directors, known or suspected violations of this Code of Ethics or concerns regarding questionable accounting or auditing matters and shall be afforded the ability to submit any such known or suspected violations or concerns on a confidential, anonymous basis without reprisal by NTIC.

•	Employees, officers and directors shall not use their position of employment, or position as an officer or director, to force, coerce, harass or intimidate other persons, especially subordinates.
•	Employees, officers and directors representing NTIC to third parties shall not allow themselves to be placed in a position in which an actual or apparent conflict of interest exists.
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Employees, officers and directors will exercise great care in situations in which a preexisting relationship exists between such person and an industry representative or government employee or official of an agency with whom NTIC has an existing or potential business relationship. In such a situation, the employee, officer or director shall immediately report the relationship to management or the audit committee of NTIC’s board of directors and, pending no further direction by NTIC, the employee, officer or director shall not take any further action associated with the business in which the personal relationship exists. If there is any doubt as to the  propriety of the relationship, the employee, officer or director shall report the relationship to management or the audit committee of NTIC’s board of directors so as to avoid even the appearance of impropriety.

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Employees, officers and directors shall not use or disclose NTIC’s trade secrets, proprietary or confidential information, or any other confidential information gained in the performance of NTIC duties as a means of making private profit, gain or benefit.

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Employees, officers and directors shall promptly bring to the attention of either of the co-Chief Executive Officers or the audit committee of NTIC’s board of directors any information of which such person has knowledge concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect NTIC’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the NTIC’s financial reporting disclosures or internal controls.

SUMMARY

NTIC’s reputation and its actions as a legal entity depend on the conduct of its employees, officers and directors. Each employee, officer and director must commit to act according to the highest ethical standards and to know and abide by applicable laws. We each must assure that our personal conduct is above reproach and complies with the highest standards of conduct and business ethics.

Witnessed By:

Signature	Date	Signature	Date

Printed or Typed Name		Printed or Typed Name

Organization/Department		Organization/Department

Position		Position